SUB-ITEM 77C: Submission of Matters to a Vote of Security Holders


A special meeting of shareholders of the Fund's Large Cap Value
Portfolio was held on May 2, 2003. The results of the votes tabulated at the special meeting are reported below.

To modify the fundamental investment restriction on borrowing money:

For 		17,090,164 shares
Against 	1,213,632 shares
Abstain 	1,019,249 shares

To modify the fundamental investment restriction on lending:

For 		16,955,926 shares
Against 	1,241,998 shares
Abstain 	1,125,121 shares

To modify the fundamental investment restriction on real estate investments:

For 		17,103,078 shares
Against 	1,287,283 shares
Abstain 	932,684 shares

To remove the fundamental investment restriction on short sales:

For 		16,898,338 shares
Against 	1,402,181 shares
Abstain 	1,022,526 shares

To remove the fundamental investment restriction on margin transactions:

For 		17,019,800 shares
Against 	1,390,329 shares
Abstain 	912,916 shares

To remove the fundamental investment restriction on investments in oil, gas and mineral programs:

For 		17,050,395 shares
Against 	1,159,388 shares
Abstain 	1,113,262 shares

To change the Fund's investment objective from fundamental to non-fundamental:

For 		16,901,721 shares
Against 	1,375,268 shares
Abstain 	1,046,056 shares